Exhibit 23(b)
CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Harris Corporation for the registration of debt securities, preferred stock, common stock, depositary shares and stock or debt warrants and to the incorporation by reference therein of our reports dated August 29, 2016, with respect to the consolidated financial statements and schedule of Harris Corporation, and the effectiveness of internal control over financial reporting of Harris Corporation, included in its Annual Report (Form 10-K) for the year ended July 1, 2016, filed with the Securities and Exchange Commission.
                    /s/ Ernst & Young LLP
Orlando, Florida
August 31, 2016